Exhibit 99.1
CAI International, Inc. Announces Termination of Strategic Process, Initiation of Regular Dividends and Management Change

SAN FRANCISCO – June 15, 2020 – CAI International, Inc. ("CAI" or the "Company") (NYSE: CAI) announces the termination of its formal strategic alternatives review process.  As a result of the strategic process, the Company and its Board of Directors (“Board”) believe that the Company can best maximize shareholder value by focusing on its profitable core container business and that current market conditions are not conducive to a transaction beneficial to shareholders.
The Company previously announced on December 16, 2019 that it was involved in a comprehensive effort to identify, examine and consider strategic alternatives available to it, with the objective of maximizing shareholder value. In connection with this process, CAI retained a financial advisor, Centerview Partners, to assist CAI in conducting an extensive and thorough strategic review that included a broad marketing effort to solicit interest in a sale of the Company. During the strategic review process the Company received multiple expressions of interest regarding a sale of all or a portion of the Company. However, given the current market volatility and instability, which was cited by a number of bidders, none of the expressions of interest were determined to be in the best interest of the Company’s shareholders, as the Board concluded that all of the expressions of interest undervalued the Company based upon its assets, operations and prospects for growth.
The Company and the Board are committed to exiting the rail and logistics businesses, enabling the Company to focus solely on the container leasing business.  Based on CAI’s current substantial free cash flow generation and the Board’s confidence in the Company’s future growth and profitable operations as a pure play container leasing business, the Board has approved the initiation of regular cash dividends on its common stock at the rate of $0.25 per share per quarter, equivalent to $1.00 per share annually.  The Board intends to commence paying regular quarterly dividends in the third quarter of 2020, with a declaration of the first dividends coincident with the Company’s second quarter earnings release.
CAI also announces a change in leadership. On June 12, 2020, Timothy Page, the Company’s Chief Financial Officer, was appointed Executive Vice President and Interim President and Chief Executive Officer to succeed Victor Garcia.  On June 14, 2020, Mr. Garcia submitted his resignation as a member of the Company’s Board, and Mr. Page was subsequently appointed by the Board to fill the vacated seat until the next annual meeting, at which time the Board has recommended to the shareholders that Mr. Page be elected to the Board.  The Company is in the process of an active search for a permanent CEO.
David Remington, CAI’s Board Chair commented: “We are grateful to Victor for his many contributions to CAI.  Since 2011 he has led CAI as President and CEO. On behalf of the Board, I thank Victor for his many years of service and contributions and wish him well in the future.”

About CAI International, Inc.
CAI is one of the world’s leading transportation finance companies. As of March 31, 2020, CAI operated a worldwide fleet of approximately 1.7 million CEUs of containers. CAI operates through 22 offices located in 12 countries including the United States.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to: management’s business outlook, the intended sale of the rail and logistics businesses, and the initiation of future cash dividends. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to: utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.
CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

Contact:Tim Page, Executive Vice President, and Interim President and CEO
(415) 788-0100
tpage@capps.com

Sloan Bohlen, Solebury Trout
(203) 428-3210
sbohlen@soleburytrout.com